Exhibit 99.1

The Joint Corp. Closes Sale of 31 Corporate Clinics in Arizona and New Mexico and Acquires Regional Developer Rights in the Northwest Region
- Proven Operator Grows to 96 Clinics and Commits to Open 10 Additional Clinics -
- Sale Price Included $8.3 Million Plus Regional Developer Rights that Generated $855,000 in Royalties and Franchise Fees over the 12 Months Ended March 31, 2025 -

SCOTTSDALE, Ariz., July 7, 2025 – The Joint Corp. (NASDAQ: JYNT), the nation's largest franchisor of chiropractic care through The Joint Chiropractic® network, closed the sale of 31 corporate owned and managed clinics and associated franchise licenses in Arizona and New Mexico to Joint Ventures, LLC in exchange for $8.3 million in cash and the regional developer (RD) territory rights of the Northwest region that generated $855,000 in royalties and franchise fees over the 12 months ended March 31, 2025.

"Our goal for the refranchising initiative is to strengthen and simplify our business, while ensuring our clinics go to proven franchise operators that can improve performance and grow within their regions,” said The Joint Corp.’s President, Chief Executive Officer and Director Sanjiv Razdan. “We are very happy that Joint Ventures, one of our strongest franchisees, is purchasing 31 clinics in Arizona and New Mexico. As part of the consideration for the clinics, we are acquiring Joint Ventures' regional developer rights for the Northwest region, covering 46 existing franchised clinics and 30 sites for future clinic development. By acquiring RD rights, we will reduce commission obligations and increase operating margin, as these clinics incurred $855,000 in royalties and commissions under these RD rights in the trailing twelve months ended March 31, 2025. By increasing their stake in The Joint, existing franchisees are validating our initiatives to strengthen the patient experience, drive revenue and reduce operational costs. We expect to deploy our expanding working capital to generate value for stockholders.”

Forward-Looking Statements This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. Specific forward looking statements made in this press release include, among others, our goal for the refranchising initiative to strengthen and simplify our business, while ensuring our clinics go to proven franchise operators that can improve performance and grow within their regions; our belief that by increasing their stake in The Joint, existing franchisees are validating our initiatives to strengthen the patient experience, drive revenue and reduce operational costs; our belief that by acquiring RD rights, we will reduce commission obligations, increase operating margin; and our expectation to deploy our expanding working capital to generate value for stockholders. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage and an increase in operating expenses due to measures we may need to take to address such shortage; inflation, which has increased our costs and which could otherwise negatively impact our business; our failure to profitably operate company-owned or managed clinics; our failure to refranchise as planned; short-selling strategies and negative opinions posted on the internet, which could drive down the market price of our common stock and result in class action lawsuits; our failure to remediate future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence; and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 14, 2025 and subsequently filed current and quarterly reports. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)

The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With over 950 locations nationwide and more than 14 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. The brand is consistently named to Franchise Times’ annual “Top 400” and “Fast & Serious” list of 40 smartest growing brands. Entrepreneur named The Joint “No. 1 in Chiropractic Services,” and is regularly ranked on the publication’s “Franchise 500,” the “Fastest-Growing Franchises,” the “Best of the Best” lists, as well as its “Top Franchise for Veterans” and “Top Brands for Multi-Unit Owners.” SUCCESS named the company as one of the “Top 50 Franchises” in 2024. The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

The Joint Business Structure

The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact:
Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com

Investor Contact:
Kirsten Chapman, Alliance Advisors IR, 415-433-3777, thejointinvestor@allianceadvisors.com